Exhibit 10.17

CONSULTING AND SERVICES AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) dated this 17th day of December 2019 between Edison Oncology Holding Corp., a Nevada corporation with an address of 3475 Edison Way, Suite R, Menlo Park, CA 94025 (the “Client”) and ORP Oncology Research Partners (Canada), Ltd., a Canadian corporation with a registered address of 2600 – 595 Burrard Street, Vancouver British Columbia (“ORP”)

Whereas,

A.	Client is of the opinion that ORP has the necessary qualifications, experience and abilities to provide consulting services to the Client, and

B.	ORP is agreeable to providing such consulting services to the Client on the terms and conditions set forth in this Agreement.

IN CONSIDERATION OF the matters described above and the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Client and ORP (individually a “Party” and collectively the “Parties” to this Agreement) hereby agree as follows:

SERVICES PROVIDED

1.	The Client hereby agrees to Engage ORP to provide the Client with the following consulting services (the “Services”):

1.1.	ORP shall identify and laisse with qualified Canada-based academic, clinical or government investigators whose research interests may of benefit to the Client and, from time to time, establish one or more research collaborations (each a “Project”) that will advance the interests of the Client. Each Project shall be described in a separate project agreement (each a “Project Agreement”), which shall become an attachment to this Agreement;

1.2.	ORP shall provide project management and scientific oversight for any such Project(s);

1.3.	ORP shall use commercially reasonable efforts to apply for and obtain non-dilutive grant funding from Canadian agencies including, but not limited to, the National Research Council Industrial Research Assistance Program (NRC-IRAP), National Sciences and Engineering Research Counsel of Canada (NSERC), the Canadian Institutes of Health Research (CIHR) or other available sources of non-dilutive funding to support any such Project(s);

1.4.	ORP shall, in a timely manner, apply for eligible Scientific Research and Experimental Development (SR&ED) tax credits and reinvest any refunds in support of any such Project(s); and

1.5.	Any other Services to which ORP and the Client agree, from time to time, as evidenced by written amendments to this Agreement.

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2.	ORP hereby agrees to provide such Services to the Client.

TERM OF AGREEMENT

3.	The term of this Agreement (the “Term”) will begin on January 1, 2020 and will remain in full force until December 31, 2020, subject to earlier termination as provided in this Agreement. The Term nay be extended by written consent of the Parties.

4.	Either Party may terminate this Agreement upon 30 days’ written notice to the other Party; provided however, that such termination shall be subject to the payment of any Compensation due at the time of such termination, including any outstanding payment obligations related to any Project Agreement.

COMPENSATION

5.	The Client shall pay to ORP a monthly retainer of two thousand five hundred US dollars (US$2,500.00) (the “Retainer”).

6.	ORP shall invoice the Client monthly, in advance.

7.	In addition to the Retainer, ORP and the Client shall agree, from time-to-time, on a budget for each Project, which shall be funded by the Client under terms and conditions to be set for in the related Project Agreement.

8.	The above compensation includes all applicable goods and services tax and duties, as required by law.

REIMBURSEMENT OF EXPENSES

9.	ORP shall be reimbursed from time to time for reasonable and necessary expenses incurred by ORP in connection with providing the Services.

10.	All expenses must be pre-approved by the Client.

CONFIDENTIALITY

11.	Confidential information (the “Confidential Information”) refers to any data or information relating to the business of the Client that would reasonably considered to be proprietary to the Client including, but not limited to, accounting records, business processes, scientific data and know-how and Client records that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

12.	ORP agrees that they will not disclose, divulge, reveal, report or use, for any purpose other than as required in the provision of the Services, any confidential Information which ORP has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the Term and shall survive for 5 years beyond termination of this Agreement.

13.	All written and oral information and material disclosed or provided by the Client to ORP under this Agreement is Confidential Information, regardless of whether it was provided before or after the date of this Agreement, or how it was provided to ORP.

OWNERSHIP OF INTELLECTUAL PROPERTY

14.	All intellectual property and related material (the “Intellectual Property”) that is developed or produced under this Agreement, will be the property of ORP. The Client is granted a non-exclusive limited-use license of this Intellectual Property.

15.	Should the Client wish to obtain an exclusive license to the Intellectual Property, the Parties shall negotiate in good faith the terms o such license.

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RETURN OF PROPERTY

16.	Upon the expiration or termination of this Agreement, ORP will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

CAPACITY/INDEPENDENT CONTRACTOR

17.	In providing the Services under this Agreement, it is expressly agreed that ORP is acting as an independent contractor and not as an employee. The Parties acknowledge that this Agreement does not create a partnership or joint venture between them , and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, provincial, state or federal tax, unemployment compensation, workers’ compensation, insurance premium, profit-sharing, pension or any other employee benefit for ORP during the Term. ORP is responsible or paying, and complying with reporting requirements for all local, provincial, state and federal taxed related to payments made to ORP under this Agreement.

RIGHT OF SUBSTITUTION

18.	Except as otherwise provided in this Agreement, ORP may, at ORP’s absolute discretion, employ, retain, or otherwise engage an employee or sub-contractor to perform some or all of the obligations of ORP hereunder. In the event that ORP hires an employee or a subcontractor, ORP compensation such employee or sub-contract for its services and the Compensation will remain payable by the Client to ORP

19.	For the purposes of the indemnification clause of this agreement, any employee hired or sub-contractor retained by ORP to provide the Services is an agent of ORP.

AUTONOMY

20.	Except as otherwise provided in this Agreement, ORP will have full control over working time, methods, and decision making in relation to provision o the Services in accordance with the Agreement. ORP will work autonomously and not at the direction of the Client; however, ORP will be responsive to the reasonable needs and concerns of the Client

EQUIPMENT

21.	Except as otherwise provided in this Agreement, ORP will provide at ORP’s own expense, any and all equipment, software, materials and any other supplies necessary to deliver the Services in accordance with the Agreement.

NO EXCLUSIVITY

22.	The Parties acknowledge that this Agreement is non -exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

NOTICE

23.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

Client:	Edison Oncology Holding Corp.
3475 Edison Way, Suite R
Menlo Park, CA 94025 USA

ORP:	2600- 595 Burrard Street
Vancouver, British Columbia
Canada V7X 1L3

or to such other address as either Party may from time to time notify the other, and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

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INDEMNIFICATION

24.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees and permitted successors and assigns that occurs in connection with this Agreement. This indemnification shall survive the termination of this Agreement.

MODIFICATION OF AGREEMENT

25.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement, including any Project Agreement(s), will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party. Thereafter, any such modification shall be considered a part of this Agreement for the purposes stated herein.

TIME OF THE ESSENCE

26.	Time is of the essence in this Agreement. No extension or variation of this agreement will operatea as a waiver of this provision.

NO ASSIGNMENT

27.	Except as provided in this Agreement, ORP will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

28.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

ENUREMENT

29.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

30.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

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GENDER

31.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

GOVERNING LAW

32.	This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

SEVERABILITY

33.	In the event that any o the provisions of this Agreement are held to be invalid or unenforceable n whole or in part, the other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder o this Agreement.

WAIVER

34.	The waiver by either Party of a breach, default, delay or omission of any o the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 17th day of December 2019.

Edison Oncology Holding Corp.

_____________________________

ORP Oncology Research Partners (Canada) Ltd.

______________________________

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